UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. )*

MFIC Corporation.
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

595073 10 7
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 16, 2003
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 595073 10 7.................................

1. Names of Reporting Persons.

Pfizer Inc.

IRS Identification Nos. of above persons (entities only)
13-5315170

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Source of Funds (See Instructions) ......WC..................................................

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

6. Citizenship or Place of Organization - Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

7. Sole Voting Power.. 600,000.............

8. Shared Voting Power

9. Sole Dispositive Power 600,000.......

10. Shared Dispositive Power ........................................................................................

11. Aggregate Amount Beneficially Owned by Each Reporting Person. 600,000.............

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13. Percent of Class Represented by Amount in Row (11) 8.1%

14. Type of Reporting Person (See Instructions) - CO .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. )*

MFIC Corporation.
(Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

595073 10 7
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 16, 2003
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 595073 10 7.................................

1. Names of Reporting Persons.

G. D. Searle LLC.

IRS Identification Nos. of above persons (entities only)
36-3399885

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Source of Funds (See Instructions) ......WC..................................................

5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

6. Citizenship or Place of Organization - Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

7. Sole Voting Power.. 600,000.............

8. Shared Voting Power

9. Sole Dispositive Power 600,000.......

10. Shared Dispositive Power ........................................................................................

11. Aggregate Amount Beneficially Owned by Each Reporting Person. 600,000.............

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

13. Percent of Class Represented by Amount in Row (11) 8.1%

14. Type of Reporting Person (See Instructions) - CO .

This Amendment No. 3 to the Statement on Schedule 13D filed by G.D. Searle & Co., a Delaware corporation and amended most recently on July 13, 1993, (the "Schedule 13D") relates to the Common Stock, $.01 par value, of MFIC Corporation (formerly Microfluidics International Corporation, "Issuer") and amends the Schedule 13D as follows:

1. Item 1 is amended to reflect the Issuer's name change to MFIC Corporation

2. Item 5(a) is amended to reflect the percent of class owned by purchases of 8.1% based upon the number of shares of Issuer outstanding on April 18, 2003.

3. Items 2, 3, 4, 5(b), (c) (d) and (e) and 6 are not changed in the Schedule 13D except that all references in 5(a), (b) and (d) to ownership of Issuer's shares by Mr. Robert Bogomolny are deleted. Mr. Bogomolny is no longer affiliated with the Purchaser.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 12, 2003
( Date)

Signature             /s/ Susan Grant
                          Susan Grant, G.D. Searle LLC- Secretary
                          ( Name/Title)